As filed with the Securities and Exchange Commission on February 13, 1997
                                                 Registration No. 333-__________
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                      ------------------------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                      ------------------------------------

                          WESTMARK GROUP HOLDINGS, INC.
             (Exact name of Registrant as specified in its charter)

                DELAWARE                           13-3784149
      (State or other jurisdiction              (I.R.S. Employer
           of incorporation or               Identification Number)
              organization)

          355 N.E. Fifth Avenue                     Mark Schaftlein
       Delray Beach, Florida 33483                355 N.E. Fifth Avenue
             (561) 243-8010                    Delray Beach, Florida 33483
                                           (Name, address, including zip code,
    (Address, including zip code, and        and telephone number, including
       telephone number, including           area code, of agent for service)
       area code of registrant's
      principal executive offices)

                              INEGRATED AGREEMENTT
                                FOR SALE OF STOCK
                            (Full Title of the Plan)
                                -----------------

                                    COPY TO:
                               Thomas C. Pritchard
                            Brewer & Pritchard, P.C.
                             1111 Bagby, 24th Floor
                              Houston, Texas 77002
                              Phone (713) 659-1744
                               Fax (713) 659-2430
                                -----------------

                         CALCULATION OF REGISTRATION FEE

=================================  ======================  ======================  =================  ===================
                                                                                       Proposed
                                                                  Proposed              Maximum
            TITLE OF                                              Maximum              Aggregate           Amount of
        SECURITIES TO BE                Amount Being           Offering Price          Offering          Registration
           REGISTERED                   Registered(1)           Per Share(2)           Price(2)               Fee
---------------------------------  ----------------------  ----------------------  -----------------  -------------------
Common Stock, par value
$.001 per share..................     25,500                    $1.15                     $29,325        $100.00
=================================  ======================  ======================  =================  ===================

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended, the number of shares of the issuer's Common Stock registered hereunder will be adjusted in the event of stock splits, stock dividends or similar transactions.

(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457, on the basis of the average of the last sales price of the Common Stock as reported by the Nasdaq SmallCap Market for the previous three days.

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

         The following documents filed by Westmark Group Holdings, Inc. ("Company" or "Registrant") with the Securities and Exchange Commission are incorporated herein by reference:

         1. The Company's latest annual report filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), or, either (i) the Company's latest prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended ("Securities Act") that contains audited financial statements for the Company's latest fiscal year for which such statements have been filed, or (ii) the Company's effective Registration Statement on Form 10 or Form 10-SB filed under the Exchange Act containing audited financial statements for the Company's latest fiscal year.

         2. All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (1) above.

         All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to the Registration Statement which indicates that all shares of common stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be a part thereof from the date of filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES

         Under the Company's Certificate of Incorporation, the authorized capital stock of the Company consists of 60 million shares, of which 50 million shares are Common Stock and 10 million shares are preferred stock. As of the date of this Prospectus, the Company had outstanding 4,630,780 shares of Common Stock and 118,750 shares of Series A Preferred Stock, 300,000 shares of Series B Preferred Stock, 200,000 shares of Series C Preferred Stock, 50,000 shares of Series D Preferred Stock held of record by 59 persons, and 130,000 shares of Series E Preferred Stock. The Company has reserved 218,483 shares for issuance upon exercise of outstanding Options, 1,671,993 shares for issuance upon exercise of Warrants, 3,194,994 shares for issuance upon conversion of the Preferred Stock.

         The following summary description of the securities of the Company is qualified in its entirety by reference to the Certificate of Incorporation, a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part.

COMMON STOCK

         The holders of Common Stock are entitled to one vote per share with respect to all matters required by law to be submitted to stockholders of the Company. The holders of Common Stock have the sole right to vote, except as otherwise provided by law or by the Company's Certificate, including provisions governing any preferred stock. The Common Stock does not have any cumulative voting, preemptive, subscription or conversion rights. Election of directors and other general shareholder action requires the affirmative vote of a majority of shares represented at a meeting in which a quorum is represented. The outstanding shares of Common Stock are, and the shares of Common Stock offered hereby will be, upon payment therefor as contemplated herein, validly issued, fully paid and non-assessable.

         Subject to the rights of any outstanding shares of preferred stock, the holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefor. In the event of liquidation, dissolution or winding up of the affairs of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining available for distribution to them after payment or provision for all liabilities and any preferential liquidation rights of any preferred stock then outstanding.

PREFERRED STOCK

         The Board of Directors is authorized, without action by the holders of the Common Stock, to provide for the issuance of the preferred stock in one or more series, to establish the number of shares to be included in each series and to fix the designations, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof. This includes, among other things, voting rights, conversion privileges, dividend rates, redemption rights, sinking fund provisions and liquidation rights which shall be superior to the Common Stock. The issuance of one or more series of the preferred stock could adversely affect the voting power of the holders of the Common Stock and could have the effect of discouraging or making more difficult any attempt by a person or group to attain control of the Company. The Company has no present plans to issue any additional shares of preferred stock.

         SERIES A PREFERRED STOCK. In April 1996, the Board of Directors established a series of shares setting forth the preferences, rights and limitations and authorizing the issuance of up to 200,000 shares of series A cumulative preferred stock ("Series A Preferred Stock"). In April 1996, an aggregate of 100,000 shares of Series A Preferred Stock were issued with an aggregate stated value of $400,000 to Mr. Hollenbeck and an aggregate of 18,750 shares of Series A Preferred Stock were issued to an unaffiliated third party. The Series A Preferred Stock has a liquidation preference of $4 per share, plus any accrued unpaid dividends, is redeemable by the Company at a redemption price of $4 per share, plus accrued unpaid dividends to the date of redemption, after October 1, 1996 the holder can force redemption by the Company upon the same redemption terms that the Company possesses, and does not have any voting rights. The shares of Series A Preferred Stock are convertible into shares of Common Stock at the lessor or (i) $1.50 or (ii) 84% of the closing bid price on the day prior to conversion (subject to adjustment).

       SERIES B PREFERRED STOCK. In April 1996, the Board of Directors established a series of shares setting forth the preferences, rights and limitations and authorizing the issuance of up to 300,000 shares of series B cumulative preferred stock ("Series B Preferred Stock"). In April 1996, an aggregate of 300,000 shares of Series B Preferred Stock were issued with an aggregate stated value of $600,000. The Series B Preferred Stock has a liquidation preference of $2 per share, plus any accrued unpaid dividends, is redeemable by the Company at a redemption price of $2 per share, plus accrued unpaid dividends to the date of redemption, and does not have any voting rights. The shares of Series B Preferred Stock are convertible by the holders in shares of Common Stock at the lesser of (i) $2.00 or (ii) 84% of the closing bid price on the day prior to conversion (subject to adjustment). The shares of Series B Preferred Stock automatically convert, at the above referenced conversion rate, into shares of Common Stock in April 1998.

       SERIES C PREFERRED STOCK. In March 1996, the Board of Directors established a series of shares setting forth the preferences, rights and limitations and authorizing the issuance of up to 500,000 shares of series C cumulative preferred stock ("Series C Preferred Stock"). Effective March 1996, an aggregate of 200,000 shares of Series C Preferred Stock were issued with an aggregate stated value of $700,000. Upon the closing of the Westmark-Medical Industries Agreement, the 200,000 shares of Series C Preferred Stock will be redeemed by the Company and, for purposes of this Prospectus, are not deemed outstanding.

       SERIES D PREFERRED STOCK. In August 1996, the Board of Directors established a series of shares setting forth the preferences, rights and limitations and authorizing the issuance of up to 1,000,000 shares of series D convertible preferred stock ("Series D Preferred Stock"). In August 1996, an aggregate of 200,000 shares of Series D Preferred Stock were issued with an aggregate stated value of $1,000,000. The Series D Preferred Stock pays interest quarterly at 10% per annum. The Series D Preferred Stock has a liquidation preference of $5 per share, is redeemable by the Company and does not have any voting rights. The shares of Series D Preferred Stock are convertible by the holders in shares of Common Stock at 100% of the closing bid price on the day of conversion.

       SERIES E PREFERRED STOCK. In July 1996, the Board of Directors established a series of shares setting forth the preferences, rights and limitations and authorizing the issuance of up to 130,000 shares of series E convertible preferred stock ("Series E Preferred Stock"). In July 1996, an aggregate of 130,00 shares of Series E Preferred Stock were issued with an aggregate stated value of $1,300,000. The 130,000 shares of Series E Preferred Stock will be converted by the holder at the price of $.45 per share, for the issuance of 2,888,889 shares of Common Stock upon the closing of the Westmark-GTB Agreement, and for purposes of this Prospectus are not deemed outstanding.

       SERIES F PREFERRED STOCK. In August 1996, the Board of Directors established a series of shares setting forth the preferences, rights and limitations and authorizing the issuance of up to 1,000,000 shares of series F convertible preferred stock ("Series F Preferred Stock"). The Series F Preferred Stock has a liquidation preference of $5 per share, is redeemable by the Company and does not have any voting rights. The shares of Series F Preferred Stock are convertible by the holders in shares of Common Stock at the greater of (i) $1.00 or (ii) the average closing bid price for the five days prior to conversion (subject to adjustment).

WARRANTS

       There are warrants outstanding authorizing the holders to purchase an aggregate of 1,671,993 shares of Common Stock, currently exercisable and expiring between one and eight years from the date of this Prospectus at exercise prices between $1.00 and $9.00.

ITEM 6.      INDEMNIFICATION OF DIRECTORS AND OFFICERS

             A. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of NOLO CONTENDERE or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

             B. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

             C. To the extent that a director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (A) and (B), or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

             D. Any indemnification under subsections (A) and (B) (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (A) and (B). Such determination shall be made (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or
(ii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iii) by the stockholders.

             E. Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized by the Certificate of Incorporation. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

             F. The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this Article shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

             G. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the Certificate of Incorporation.

             H. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

ITEM 8.      EXHIBITS

             The following exhibits are filed as part of this Registration
Statement:

             4.1(1)   Form of specimen Common Stock

             5.1(2)   Opinion Regarding Legality

             10.1(2)  Integrated Agreement for Sale of Stock

             24.1(2)  Consent of Comiskey & Company, P.C.

             24.2(2)  Consent of Cassidy & Associates (Contained in Exhibit 5.1)

---------------------
(1) The information required by this exhibit is incorporated by reference to the exhibits filed in connection with the Company's Registration Statement on Form SB-2 (Commission File No. 333-05599)

(2)      Filed herewith.

ITEM 9.      UNDERTAKINGS

             (a)     The undersigned registrant hereby undertakes:

                     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                             i.       To include any prospectus required by
                                      Section 10(a)(3) of the Securities Act of
                                      1933;

                             ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                             iii. To include any additional or changed material information with respect to the plan of distribution.

                     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

             (b) The undersigned Registrant hereby undertakes that, for purposes of determining liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

             (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Delray, State of Florida, on the 13th day of February, 1997.

                              Westmark Group Holdings, Inc.

                              By /s/ MARK SCHAFTLEIN
                                     Mark Schaftlein, President, Chief Executive
                                     Officer and Director

                          ----------------------------

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:


SIGNATURE                   TITLE                             DATE

/s/ MARK SCHAFTLEIN         President, Chief Executive        February 13, 1997
Mark Schaftlein                 Officer and Director

/s/ NORMAN H, BIRMINGHAM    Director and Chief Financial      February 13, 1997
Norman J. Birmingham            Officer

/s/ TODD WALKER             Director                          February 13, 1997
Todd Walker

/s/ LOUIS RESWEBER          Director                          February 13, 1997
Louis Resweber